Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
ANNOUNCES RETIREMENT OF CFO DENNIS J. LETHAM
AND APPOINTMENT OF THEODORE A. DOSCH AS
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
GLENVIEW, IL, February 18, 2011 — Anixter International Inc. (NYSE:AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today announced that Dennis J. Letham, who will reach age 60 in July, will retire as Executive Vice President and Chief Financial Officer at the end of June 2011, following an 18-year career with the company as the Chief Financial Officer.
Effective July 1, 2011, Theodore (“Ted”) A. Dosch will become Executive Vice President and Chief Financial Officer. Mr. Dosch, age 51, has served as the company’s Senior Vice President — Global Finance since January 2009. Prior to joining Anixter, Mr. Dosch served in a variety of senior financial management positions with Whirlpool Corporation, most recently Chief Financial Officer, North America. Mr. Dosch is also a member of the Board of Directors of Habitat for Humanity International, where he currently serves as Vice-Chair of the Board.
In discussing his upcoming retirement, Mr. Letham said, “During my 18-year tenure at Anixter, the company has experienced tremendous change and success, and I am proud of the role the finance organization has played in that success. The company, through a rigorous succession planning process and continuity in key finance positions, is well positioned for the future and to support continued growth.”
Commenting on the transition, Bob Eck, President and Chief Executive Officer, said, “Over the past two years, Ted has led our operational finance activities, becoming deeply involved with the end market leaders in performance measurement and improvement, including our working capital efficiency initiative. More recently, Ted has been increasingly engaged in the company’s treasury, audit and investor relations functions, preparing for an orderly succession in our finance function. Overall, the succession planning process has properly positioned the company for a smooth and transparent transition, which allows for continuation of the strategies and initiatives that have served us well over the long-term.”
Mr. Eck continued, “Ted brings many years of increasing responsibilities and successful leadership with large, complex international financial organizations to his new role at Anixter. I want to thank Dennis for his years of service and commitment to Anixter. During his tenure the company has seen tremendous growth in sales, profitability and shareholder returns. Under Dennis’ outstanding leadership, the company developed an effective balance in capital structure, capital allocation and internal controls that helped to serve as the foundation of the company’s global growth platform from both an organic and acquisition perspective.”

About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1.0 billion in inventory, 3) 228 warehouses with approximately 7 million square feet of space, and 4) locations in 263 cities in 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com